Exhibit (a)(5)(xi)

The Priceline Group Successfully Completes OpenTable Tender Offer

NORWALK, Conn., July 24, 2014 — The Priceline Group Inc. (NASDAQ: PCLN) today announced that it has successfully completed its previously announced tender offer to purchase all outstanding shares of common stock of OpenTable, Inc. (NASDAQ: OPEN) for $103.00 per share in cash. As announced on June 12, the all cash transaction is valued at $2.6 billion. The tender offer expired at 12:00 midnight, Eastern Standard Time, on July 24, 2014. The Priceline Group expects to complete the acquisition of OpenTable later today through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

“OpenTable is a premium online brand with significant global potential and we couldn’t be more excited to welcome the team to The Priceline Group family,” said Darren Huston, President & CEO of the Group. “We look forward to supporting OpenTable’s growth, through both enriched restaurant partnerships and innovative experiences for our collective customers.”

As of the expiration of the tender offer, approximately 16,080,069 shares were validly tendered and not withdrawn in the tender offer, representing 61.56 percent of OpenTable’s outstanding shares, according to the depositary. The condition to the tender offer that a majority of OpenTable’s outstanding shares on a fully diluted basis be validly tendered and not withdrawn has been satisfied. As a result, Priceline has accepted for payment and will promptly pay for all validly tendered shares. The depositary has also informed Priceline that Notices of Guaranteed Delivery have been delivered with respect to 2,076,460 additional shares, representing approximately 7.95 percent of OpenTable’s currently outstanding shares.

As a result of the merger, all remaining eligible OpenTable shares will be converted into the right to receive $103.00 per share in cash, without interest and less any applicable withholding taxes, the same price that was paid in the tender offer (eligible shares exclude those for which holders properly demanded appraisal under Delaware law and those held by Priceline or Rhombus, Inc. (Priceline’s wholly owned subsidiary that made the offer) or held in treasury of OpenTable or by any of OpenTable’s wholly owned subsidiaries). Following completion of the merger, OpenTable shares will cease to be traded on the NASDAQ Global Market, which is expected to take effect later today.

OpenTable will continue to be headquartered in San Francisco, CA and will operate as an independent business led by its current management team within The Priceline Group.

Information About Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements reflect the views of The Priceline Group’s management regarding current expectations and projections about future events and the ability of The Priceline Group to complete the transactions contemplated by the merger agreement. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the possibility that expected benefits of the transaction may not be achieved in a timely manner or at all; revenues following the transaction may be lower than expected; disruption from the transaction may adversely affect OpenTable’s relationships with its customers, business partners or employees; and the other factors described in The Priceline Group’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Unless required by law, The Priceline Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About The Priceline Group

The Priceline Group Inc. (NASDAQ: PCLN) is the world leader in online travel, serving consumers and partners through five primary brands - Booking.com, priceline.com, Agoda.com, KAYAK and rentalcars.com. For more information, visit PricelineGroup.com.

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For Press Information: Leslie Cafferty 203-299-8128 leslie.cafferty@pricelinegroup.com

For Investor Relations: Matthew Tynan 203-299-8487 matt.tynan@pricelinegroup.com